AN AGREEMENT made the June 24, 1999 between

TCS (CANADA) LIMITED, a Company incorporated under the laws of Ontario, with registered offices located at 700 Dorval Drive, Suite 202, Oakville, Ontario, Canada, L6K 3V3, (hereinafter referred to as "TCS") and

VENCASH CAPITAL CORP., a Company incorporated under the laws of Alberta, with registered offices located at Bay #3 3620 29th Street N.E., Calgary, Alberta, Canada T1Y 5Z8 (hereinafter referred to as the "Customer").

WHEREAS TCS is a member of an association known as the "Interac Association";

AND WHEREAS as a member, TCS is classified as an Indirect Connector;

AND WHEREAS the Interac Shared Cash Dispensing service (the "SCD" Service) enables a cardholder who presents an eligible card and enters a valid PIN at the terminal of another member on-line, real-time access to such a cardholder's eligible account in order to, among other things, obtain Canadian currency, in accordance with the procedures and standards established by the Interac regulations;

AND WHEREAS the Customer owns, leases, or represents a number of ABMs which comply with TCS's list of Certified ABMs (Schedule "A");

AND WHEREAS TCS has been authorised by the Board of Directors of the Interac Association to perform the function of an acquirer in the SCD Service;

AND WHEREAS TCS has executed an agreement with the Bank of Montreal wherein the Bank of Montreal has agreed to act as the Connection Service Provider and Settlement Agent for TCS;

AND WHEREAS the Customer has requested TCS, and TCS has agreed, to provide such services as are described herein;

NOW THEREFORE WITNESS that in consideration of the foregoing premises and the mutual covenants and conditions hereinafter set forth and for the good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by TCS and the Customer, TCS and the Customer hereby acknowledge, conform, covenant and agree as follows:

1. INTERPRETATIONS

1.1  Definitions

The following terms have the following meanings:

"ABM" means an automated bank or banking machine that, in conjunction with a card, provides a cardholder access to the SCD Service.

"Agents" means any entity under contract or agreement with the Customer to provide services to the Customer in the operation of a Customer's ABM. This would include, without limitation, cash transporter, cash supplier, ABM vendors, and installation and service providers.

"Affiliate" means an entity that is affiliated with another entity.

"Agreement" means this Agreement together with all schedules, exhibits, addenda, attachments and other agreements now and hereafter annexed hereto or incorporated herein by reference as it or they may be amended, supplemented, replaced, re-stated or otherwise modified from time to time.

"Applicable Laws" means, with respect to any Person, property, transaction, event, or other matter, any law, rule, statute, regulation, order, judgement, decree, treaty or other requirement having the force of law (collectively the "Law") relating or applicable to such Person, property, transaction, event, or other matter. Applicable Law also includes, where appropriate any interpretation of the Law (or any part) by any Person having jurisdiction over it, or charged with its administration or interpretation.

"Breaching Party" has the meaning attributed to it in Section 5.2.

"Business Day" means any day on which chartered banks are open to the public for the conduct of business in the province designated by TCS as the address for its registered offices but does not include any Saturday or Sunday or any statutory or civic holiday observed by such institutions in the province of Ontario.

"Cash Supplier" means the Agent under contract or agreement with the Customer for replenishment services to ABMs owned or operated by the Customer and connected to TCS's Switch.

"Certified ABM" has the meaning attributed to it in Schedule "A" of this Agreement.

"Charges" has the meaning ascribed to such term in Section 6.1(i).

"Commencement date" means the date of execution of this Agreement.

"Confidential Material" means certain plans, specifications, drawings, sketches, models, samples, data, computer programs, documentation, and other technical and business information, in written, graphic or other tangible form, relating to TCS's or the Customer's general business plans and products.

"Connection Service Provider" means TCS as an Indirect Connector using the Bank of Montreal, or other such agency under contract to TCS to provide connection to the Interac network for the purpose of processing shared cash dispensing transactions as defined by Interac.

"Customer Account" means the current bank operating account which the Customer opens at a branch of a chartered Canadian Financial Institution for the purposes of settlement by TCS of funds payable to the Customer by reason of the exchange of messages in the SCD Service.

"Eligible ABM" means a terminal which is an ABM owned or leased by the Customer, or third party Persons under contract or agreement with the Customer and operated by or for the Customer or any of its Affiliates, which the Customer or any of its Affiliates has advised TCS in writing that such Terminal is to be connected to TCS's switch and which meets the requirements and standards described in Schedule "A" attached hereto.

"Fees" have the meaning ascribed to it in Section 6.1(i).

"Initial Term" has the meaning attributed to it in Section 5.1.

"Interac Association" or "Interac" has the meaning attributed to it in the first recital of this Agreement.

"Installation Service Agent" is an agent under contract or agreement with the Customer who, amongst other things, provides warehousing and pre-production initialisation of a Customer's ABM and who provides production site preparation.

"Losses" means any and all claims, actions, demands, losses, damages, costs, expenses, liabilities and settlements, including without limitation and legal fees, costs, expenses, and disbursements and court costs.

"Parties" mean the Customer and TCS, collectively and "Party" means either one of them, as the context requires.

"Person" means any individual, corporation, partnership, joint venture, trustee or trust, government or agency thereof, unincorporated association, or any entity and pronouns have a similar extended meaning.

"Renewal Term" has the meaning attributed to it in Section 5.1.

"SCD" means the service designated "Interac Shared Cash Dispensing" by the Interac

Association.

"SCD Service" has the meaning attributed to it in the 3rd Recital of this Agreement.

"Settlement Agent" means TCS using the Bank of Montreal, or other such agency under contract to TCS for this purpose, who are contracted to TCS to provide funds and fees settlement for shared cash dispensing transactions as defined by Interac processed through TCS's Switch.

"Switch" means the hardware and software operated by TCS for the purposes of connecting a network of ABMs to Interac.

"Taxes" mean any and all present and future taxes of any kind or nature whatsoever including, without limitation, levies, imports, transfer taxes, stamp taxes, documentary taxes, royalties, duties, value-added taxes (including without limitation all taxes, interest, penalties and fines imposed under Part IX of the Excise Tax Act (Canada) and the regulations made thereunder), sales tax, business transfer taxes, excise taxes, property taxes, government fees and other federal, provincial, regional, municipal or local taxes and all fees deductions, withholdings and restrictions or conditions resulting in a charge imposed, levied, collected, withheld, or assessed by any authority of or within any jurisdiction whatsoever having the power to tax, together with penalties, fines, additions to tax and interest thereon.

"Term" means the Initial Term together with each Renewal Term, if any.

1.2  Construction of Terms

In this Agreement, whenever the singular or the plural form is used, the same shall include the plural or the singular as and when required by the context in which such form is used. Words denoting one gender include all genders unless contrary intention is to be inferred from or required by the subject matter or context. References in this Agreement to "hereof", "herein", "hereto" and "hereunder" shall be deemed to refer to this Agreement and shall not be limited to the particular article or section in which such word or words appear, unless a contrary intention is to be inferred from or required by the context. All references herein to Articles or Sections are to the Article or Sections of this Agreement. Unless otherwise stated herein or the context otherwise requires, all dollar amount referred to herein refer to the law currency of Canada.

1.3  Business Days

In the event that any act is required hereunder to be done, any notice is required hereunder to be given, or any period of time is to expire hereunder on any day that is not a Business Day. Such act shall be required to be done or notice shall be required to be given or time shall expire on the next succeeding Business Day.

1.4  Statutes and Agreements

Unless otherwise indicated herein, all references in this Agreement to any statute mean such statute as amended, re-enacted or replaced from time to time, and include all regulations promulgated thereunder and all references herein to any agreement mean such agreement as amended, modified, varied, restated, or replaced from time to time with the written agreement of the parties hereto.

2. TCS Services

2.1 Service Provider

  The Customer hereby appoints TCS and authorizes TCS to act as the Connection Service Provider to the Customer for the SCD Service and TCS hereby acknowledges, confirms and agrees to such appointment and authorization by the Customer.
  TCS agrees to connect the Customer's Certified ABMs to the Interac SCD Service and to perform all connection services for the Customer in the SCD Service and to perform all services that may be necessary or required for TCS to act and/or function as the Connection Service Provider to the Customer to facilitate the completion of SCD transactions conducted by cardholders at Eligible ABMs, all in accordance with and pursuant and subject to:
    The terms and conditions of this Agreement; and
    The Interac Association Regulations.

2.2   Surcharging

TCS will make available, upon the Customer's request, a surcharge fee that will be levied to all Interac network transactions. At this time, surcharge fees are not permitted on Mastercard, Cirrus or any other non-Interac network transactions. The surcharge fee amount is set by ABM during the installation of the ABM into the TCS Switch. Amending the surcharge fee by Customer ABM may be permitted subject to any restrictions per ABM type as detailed in Schedule "D" attached hereto.

2.3  Settlement Agent

a.The Customer hereby appoints TCS and authorizes TCS to act as the Settlement Agent for the Customer in the SCD Service, and TCS hereby acknowledges, confirms and agrees to such appointment and authorization by the Customer.

b.TCS agrees to perform all services that may be necessary or required for TCS to act and/or function as, and to represent the Customer as, the Settlement Agent for the Customer in the SCD Service, all in accordance with and pursuant and subject to:

    The terms and conditions of this Agreement; and
    The Interac Association Regulations.

c.TCS shall collect, for and on behalf of the Customer, all fees, charges and/or other monies payable to the Customer for transactions emanating from ABMs operated by TCS on behalf of the Customer, and/or its Affiliates, and/or the Cash Supplier. TCS shall deposit the same, less its Charges, to the Customer Account by no later than one Business Day following such time as such fees, charges and/or other monies are transferred to TCS by the Bank of Montreal using the means agreed to from time to time by Bank of Montreal and TCS at their sole discretion.

d.The Customer acknowledges, confirms and agrees that Schedule "B" annexed hereto sets forth the fees payable to TCS by the Customer for transactions captured by TCS at ABMs operated by TCS on behalf of the Customer.

2.4  Covenants with respect to the SCD Service

TCS covenants and agrees that:

i.  it shall maintain the levels of performance of all elements of all of the Customer's ABMs in accordance with the standards set out in Schedule "E" attached hereto;

ii. it shall comply in all respects with all of:

  the agreements, terms and conditions set forth in this Agreement; and
  the Interac Association Regulations;

iii.  it shall remain at all times a member in good standing with the Interac Association;

iv. it shall provide a central operations monitoring site with facilities to capture alerts from the Customer's ABMs and will provide Support Services in accordance with Schedule "C" attached hereto;

v. it shall provide a change distribution schedule and service to effect change in the Customer's ABMs for parameters detailed in Schedule "D" attached hereto;

vi. at TCS's sole discretion, it shall provide liaison services with an Installation Service agent, under contract or agreement with the Customer, for first time installation of the Customer's ABMs into TCS's Switch;

vii. it shall provide a Bank of Montreal bank account set up specifically for the purpose of settling such network fees, charges and/or other monies held in trust by TCS for and on behalf of the Customer and payable to the Customer for transactions emanating from ABMs operated by TCS on behalf of the Customer. Further that such Bank of Montreal bank account shall be held separate from other TCS bank accounts used in the normal operation of TCS's business;

viii. as mutually agreed between the Parties, it shall put in place processes, which shall ensure that any change to TCS's records with respect to the Customer Account shall be made only with written notification from the Customer and further that TCS agrees that it shall not direct the monies payable to the Customer to any other account without prior written authorization or direction from the Customer;

ix. it shall provide by electronic means defined and mutually agreed to from time to time by TCS and the Customer, such reports as are defined in Schedule "H" attached hereto;

x. it shall distribute from time to time and by electronic means, as made possible by the vendor of the ABM software, such upgrades to the operating system as are made available to TCS from the ABM vendor and which have been certified by TCS as operating correctly and within the qualitative measures as set down by TCS at its sole discretion; and

xi. it shall notify the Customer within five business days of any change to the network fees received by TCS, as laid out in Schedule "B" attached hereto.

3.0 Customer Obligations

3.1 Customer Covenants

The Customer covenants and agrees:

i. to comply in all respects with all of:

    the agreements, terms and conditions set forth in this Agreement; and
    the Interac Association Regulations;

ii. to provide an account in good standing at a chartered Canadian Bank for settlement (the "Customer Account");

iii. to deliver and / or transmit to TCS all electronic and non-electronic information associated with the Customer's ABMs as may be required by TCS in order to function as the Connection Service Provider to, and the Settlement Agent for, the Customer in the SCD Service;

iv the Customer shall pay any Taxes arising out of this agreement due and payable by the Customer under the laws of Canada;

v. the Customer shall pay all expenses related to the on-site maintenance of its Eligible ABMs operated by TCS on the Customer's behalf and that TCS shall not, at any time or in any way or in any manner whatsoever, be liable for, or be responsible for, maintaining, servicing, or upgrading a Customer's ABM excepting the electronic distribution of ABM operating parameters as detailed in Schedule "D" of this Agreement;

vi. at TCS's request, the Customer agrees to participate in the resolution of any disputed transactions (as defined by the Interac Association) and further that the Customer agrees to be bound by any decision made by the Bank of Montreal, or other such agency under contract to TCS to provide funds and fee settlement;

vii. that TCS shall not, at any time or in any way or in any manner whatsoever, be liable for, or be responsible for financing the purchase, lease or rental of a Customer's ABM;

xii. the Customer shall reimburse TCS for reasonable expenses incurred by TCS's personnel during any on site visits required in the execution of this contract. These expenses shall be pre-approved in writing by the Customer and shall include, but not be limited to, the following:

- all transportation costs

- lodging

- meals

- taxi services

- parking, tolls, etc.

- reasonable telephone and miscellaneous expenses

- business communication costs (i.e. email, file transfers) incurred in the execution of this Agreement

- other incidentals which might occur.

All such amounts shall be payable to TCS forthwith when invoiced;

xiii. the Customer acknowledges that TCS has all ownership rights to TCS's Switch software and hardware;

xiv. the Customer will be responsible for all costs and expenses of installing, renting, operating and maintaining the communications facilities required to connect the Customer's ABM at the remote site. Further that all monthly communications costs associated with the said communications facilities shall be the responsibility of the Customer and that TCS shall not, at any time or in any way or in any manner whatsoever, be liable for, or be responsible for such communications facilities. Such communications facilities, as mutually agreed to by both Parties, shall be installed in accordance with TCS's requirements for said facilities;

xv. the Customer will be responsible for all costs and expenses of installing an ABM at a remote site;

xvi. the Customer will be responsible for all the costs and expenses of replenishing the ABM with cash or other media and that TCS shall not, at any time or in any way or in any manner whatsoever, be liable for, or be responsible for such replenishment services; and

xvii. the Customer agrees that it will provide staff and such resources as are required to carry out software maintenance at the ABM site and that this resource will be made available on an as required basis subject to a reasonable notification by TCS of the required maintenance and the desired completion date.

4.0  Audit

TCS shall have the right, at any time upon written demand made by TCS to the Customer, to inspect, during normal business hours, those computer facilities and operations of the Customer which are involved in any part of TCS's Switch. Qualified third party consultants, as determined by TCS at its sole discretion, will be employed by TCS for the purpose of any such inspection. The Customer shall have the right, as a condition of such inspection, to require any such consultants to execute such form of confidentiality agreement as the Customer may reasonably require. The cost of any such inspection shall be the sole responsibility of TCS and any such consultant so employed will be required to create reports, which are accessible only to TCS and the Customer.

The Customer shall be entitled to receive a copy of any report, which is generated by the consultants engaged for the purpose of conducting such audit.

5.0  Term and Termination

5.1  Initial Term

This Agreement shall be effective and shall continue in full force and effect for an initial term (the "Initial Term") of three (3) years as of and from the Commencement Date, unless and until terminated pursuant to the terms of this Agreement, and shall continue and remain in full force and effect under the same terms and conditions after the Initial Term for successive two (2) year periods (each such period being a "Renewal Term") unless and until terminated pursuant to the terms of this Agreement or unless either party gives notice to the other party at least ninety (90) days prior to the expiration of the Initial Term or a subsequent Renewal Term that they wish to terminate this agreement. If such notice is given the effect shall be as described in Section 5.5 of this Agreement.

5.2  Termination (Non Monetary Default)

Except as otherwise set forth in and subject to Section 5.3, if either Party believes, as determined in its sole discretion, that there has been a material breach of this Agreement by the other Party (the "Breaching Party"), such Party (" the Claiming Party") must notify the Breaching Party in writing specifying in reasonable detail the nature of the breach within thirty (30) days of learning of said breach.

In the case of a partial loss of service, the Breaching Party shall have thirty (30) days (or longer if the Parties agree) in which to remedy the breach. If such a breach has not been remedied to the satisfaction of the Claiming Party by the end of the 30-day remedy period (or such longer remedy period if the Parties agree), the Claiming Party shall have the right to issue formal written notice of termination to the Breaching Party, such termination to take place no sooner than the fifth (5th) Business Day following the expiration of such 30-day or longer period.

In the case of a complete loss of service, whereby none of the Customer's ABMs are able to connect to TCS's Switch, TCS shall have three (3) days (or longer if the Parties agree) in which to restore the TCS Switch to a fully operating service and restore access to the Customer's ABMs. If the TCS Switch is not restored to full service by the end of the 3-day remedy period (or such longer period if the Parties agree), the Customer shall have the right to issue formal written notice of termination to TCS, such termination to take place immediately on issuing the written notice.

5.3 Termination (Monetary Default)

If either Party should default in the payment of any sum or amount due hereunder and such default is not remedied within one (1) Business Day after written notice thereof is given by the non-defaulting Party to the defaulting Party, such non-defaulting Party may, at its option and without further notice, immediately terminate this Agreement without prejudice to any other remedies which it may have by reason of such default.

5.4  Termination (Insolvency)

If either party shall:

  admit in writing its inability to pay its debts generally as they become due or generally fail or cease to pay its debts generally as they mature or become due; or
  cease or threaten to cease to carry on its business or commit or threaten to commit any act of bankruptcy; or
  make or agree to make an assignment, disposition or conveyance, whether by sale or otherwise, of all of its assets (or a substantial portion thereof) in bulk; or
  have or suffer a judgement order, decree, execution, writ, warrant, sequestration, extent or any similar process, made, issued, entered and/or enforceable against, or a distress, execution or analogous process levied or enforceable upon all or any substantial part of its property or assets which is not removed stayed, set aside, denied, vacated, or released within thirty (30) days after the issuance, entry, levy thereof or after any stay is removed, vacated, denied, or set aside; or
  consent to or suffer the appointment of a trustee, trustee in bankruptcy, liquidator, receiver and manager, custodian, curator, sequester or other official with similar powers in respect to all or any substantial part of its property or assets, which appointment is not stayed, removed, set aside, denied, vacated, or released within thirty (30) days after the date thereof or after any stay is removed, vacated, denied or set aside; or
  have any proceeding instituted or commenced against it to adjudicate it as bankrupt or insolvent, or to petition it into bankruptcy, or to seek liquidation, winding up, reorganization or arrangement, relief from or composition of its debts, under any applicable legislation now or in the future, including without limitation under the Companies' Creditors Arrangement Act (Canada) , Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency, or analogous laws; or
  take any action in respect to its dissolution, winding-up or liquidation, or institute any proceedings to be adjudicated a bankrupt or insolvent, or consent to, approve or authorize the institution of bankruptcy or insolvency proceedings against it, or file any petition or proposal to take advantage of any act of insolvency, or take any action, make any proposal or file or present any petition (or consent to the filing or presentment of any such petition), answer or consent seeking liquidation, winding-up, reorganization, arrangement or relief from or composition of its debts under any applicable legislation now or in the future, including without limitation under the Companies' Creditors Arrangement Act (Canada) , Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency, or analogous laws, or make any assignment in bankruptcy or make any other assignment for the benefit of creditors, or take any corporate action in furtherance of any of the aforesaid purposes;

then the other Party shall have the right, subject to the Applicable Laws, to terminate this Agreement immediately and / or take any other reasonable actions it considers necessary or desirable, including without limitation, establishing reserves, withholding payments or funds due or available to or on behalf of such other Party.

5.5  Effect of Termination

  During any period after which notice of termination has been given by either Party and prior to the termination of this Agreement, except as otherwise provided herein, each of TCS and the Customer shall continue to fulfill its respective obligations hereunder, unless otherwise prohibited by law.
  In the event of the expiration or termination of the Agreement, the Customer shall perform any such acts and execute and deliver any such documents reasonably required to give effect to the expiration or the termination of this Agreement in accordance with any written request of TCS.
  In the event of the expiration or termination of the Agreement, TCS shall perform any such acts and execute and deliver any such documents reasonably required to give effect to the expiration or the termination of this Agreement in accordance with any written request of the Customer.
  In the event of the expiration or termination of the Agreement all ABMs operated by TCS on behalf of the Customer and/or its affiliates shall, at TCS's discretion, be suspended from the Switch.
  Notwithstanding the expiration or termination of this Agreement for any reason:
    all monetary and non-monetary obligations of the Parties under this Agreement owing and / or to be performed or discharged to the date of expiration or termination shall survive such expiration or termination;
    the provisions of Section 7 and Section 9 shall survive any expiration or termination of this Agreement with respect to events occurring at or prior to such expiration or termination or matters, which survive expiration, or termination.

6.0  Fees

6.1  Fee payable by the Customer

  In consideration of TCS providing the Customer with SCD Services, the Customer agrees to pay TCS the aggregate amount of fees and charges, calculated on a per SCD transaction basis, set forth in Schedule "B" attached hereto (collectively, the "Fee") together with all Taxes applicable thereon (the Fee and all Taxes applicable thereon being hereinafter collectively referred to as the "Charges"); and
  For each ABM installed, moved to a new location, or significantly upgraded by the Customer and attached to TCS's Switch network as defined in this agreement, a one time charge as set forth in Schedule "F" attached hereto; and
  For each ABM installed by the Customer and attached to TCS's Switch network as defined in this agreement, a monthly charge as set forth in Schedule "G" attached hereto; and
  The fee charged by Interac for each transaction processed by TCS on behalf of the Customer.
  A one-time fee, set forth in Schedule I, to enroll the Customer as a valid organization in TCS's switch network.

6.2  Billing

  The Charges shall be due and payable in arrears, and TCS to obtain payment will deduct the amount of the Charges or any part thereof from, or set-off and apply the amount of the Charges or any part thereof against, any amounts or payments due by TCS to the Customer under any agreement, document or instrument entered into between the Customer and TCS or executed and delivered by TCS to or in favour of the Customer.

  The determination of the Charges by TCS in accordance with Schedule "B" annexed hereto shall, in the absence of manifest error, constitute evidence of the Charges and such determination by TCS shall be binding upon the Customer.

  If the Customer fails to pay any of the Charges or other amounts of any nature payable by it hereunder on the due date therefor, the Customer shall pay interest on such overdue amount in the same currency as such overdue amount is payable before and after demand, default and judgement until actual payment in full at a rate per annum equal to fifteen (15) per cent calculated on a three hundred and sixty five (365) day year and payable in arrears, with interest on overdue interest at the same said rate compounded monthly.
  If, for reasons entirely within its control, TCS fails to pay any of the Charges or other amounts of any nature payable by it hereunder on the due date therefor, TCS shall pay interest on such overdue amount in the same currency as such overdue amount is payable before and after demand, default and judgement until actual payment in full at a rate per annum equal to fifteen (15) per cent calculated on a three hundred and sixty five (365) day year and payable in arrears, with interest on overdue interest at the same said rate compounded monthly.

7.0 Confidentiality

  (i) Except as otherwise provided in this Agreement, TCS and the Customer shall treat the Confidential Material of the other as confidential; exercise at least the same degree of care and discretion with respect to the Confidential Material of the other as it exercises in protecting its own Confidential Material; not disclose or otherwise make available any of the Confidential Material of the other to third parties; not copy any of the Confidential Material of the other without the prior written consent of the other; and instruct its personnel who may gain access to the Confidential Material of the other to observe these restrictions.

  (ii) TCS agrees that it shall not, at any time disclose the nature of its business relationship with the Customer to third parties or use the Customer's name in any advertising copy or any promotional materials or messages, without the Customer's prior written consent.

  (iii) This Section 7 does not apply to any information that is in the public domain through no breach of confidence by TCS or the Customer and to information that is available to one party from some source other than the party without a breach of confidence with the other party or is independently developed by the other Party.

8.0  Warranties

TCS hereby represents and warrants to the Customer as follows:

  TCS has the right and the requisite power and authority, corporate and otherwise, to perform its obligations under this Agreement in accordance with the provisions of this Agreement;
  TCS is a Member in good standing of the Interac Association;
  At TCS's sole discretion, it has contracted Bank of Montreal as it Connection Service Provider and Settlement Agent in the SCD Service; and
  TCS is in compliance in all material respects with the Interac Association Regulations.

9.0  Indemnity and Remedies

9.1  By the Customer or its Agents

Subject to Section 9.3, the Customer or its Agents shall indemnify and hold TCS, its officers, directors, employees, agents, and other representatives harmless, from and against any Losses incurred or suffered by such Persons which are, directly or indirectly, or in any way or in any manner whatsoever, the result of, caused by or arise by reason of:

  any intentional, wrongful or negligent act or omission of the Customer or of officers, directors, employees, Agents, legal counsel and other representatives in the performance of any of the duties and obligations of the Customer under this Agreement or otherwise;
  any misrepresentation by, or breach of any warranty of, the Customer or its Agents contained in this Agreement;
  any default by the Customer or its Agents under, or any breach or contravention by the Customer of, any agreement, covenant, term or provision of this Agreement; and
  the enforcement of this Agreement or any provision hereof as a result of any of the matters set forth in Sections 9.1(i). 9.1(ii) or 9.1 (iii).

9.2  By TCS

Subject to Section 9.3, TCS shall indemnify and hold the Customer, its officers, directors, employees, agents, and other representatives harmless, from and against any Losses incurred or suffered by such Persons which are, directly or indirectly, or in any way or in any manner whatsoever, the result of, caused by or arise by reason of:

  any intentional, wrongful or negligent act or omission of TCS or of its officers, directors, employees, agents, legal counsel and other representatives in the performance of any of the duties and obligations of TCS under this Agreement or otherwise;
  any misrepresentation by, or breach of any warranty of TCS or its agents contained in this Agreement;
  any default by TCS or its agents under, or any breach or contravention by TCS of, any agreement, covenant, term or provision of this Agreement; and
  the enforcement of this Agreement or any provision hereof as a result of any of the matters set forth in Sections 9.2(i). 9.2(ii) or 9.2(iii).

9.3  Limitation of Liability

In no event shall:

  Either Party be liable to the other, or in any way or in any manner whatsoever, for any indirect, incidental, special, consequential or punitive damages, including but not limited to lost profits, lost business revenue, failure to realize expected savings, or other commercial or economic loss;
  TCS be liable for any indirect, incidental, special, consequential or punitive damages caused by actions or omissions of the Bank of Montreal, the Interac Association or its members.

9.4  Indemnification Notice

Each Party shall promptly notify the other Party of any claim, demand, suit, action or threat of suit or action of which the Party becomes aware (except with respect to a threat of suit or action either Party might institute against the other Party) which may give rise to a right of indemnification pursuant to this Agreement. The indemnifying Party will be entitled to participate in the settlement or defense thereof and, if the indemnifying Party elects, to take over and control the settlement or defense thereof with counsel satisfactory to the indemnified Party. In any case, the indemnifying Party and the indemnified Party shall cooperate (at no cost to the indemnified Party) in the settlement or defense of any such claim, demand, suit or proceeding.

10.0  Exclusivity

  This Agreement and the rights granted hereunder by the Customer to TCS are non-exclusive. Nothing in this Agreement shall prevent the Customer from engaging or retaining any other Person to provide any of the services, which are identical or similar to any of the TCS Switch services.
  This Agreement and the rights granted hereunder by TCS to the Customer are non-exclusive. Nothing in this Agreement shall prevent TCS from engaging or offering to other Person services or arrangements, which are similar to those, set forth herein.

11.0  Relationship of Parties

Except as expressly provided in the Agreement, nothing contained in this Agreement shall be deemed or construed by the Parties, or any other third party, to create the relationship of partnership, agency, or joint venture or an association for profit between or among TCS and the Customer, it being understood and agreed that neither the method of computing compensation nor any other provision contained herein shall be deemed to create any relationship between the Parties other than the relationship of independent parties contracting for services. Except as expressly provided in the Agreement, neither Party has, nor hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other Party.

12.0  Non-Assignability; Binding Effect

  This Agreement and the rights, benefits, interests and obligations hereunder are personal and shall not be transferred or assigned by the Customer, directly or indirectly, either voluntary or by operation of law, without prior written consent of TCS, which consent of TCS may not be unreasonably withheld. No consent of TCS to any such assignment or transfer shall have the effect of releasing the Customer from any of its obligations or liabilities under this Agreement.
  This Agreement and the rights, benefits, interests and obligations hereunder are personal and shall not be transferred or assigned by TCS, directly or indirectly, either voluntary or by operation of law, without prior written consent of the Customer, which consent of the Customer may not be unreasonably withheld. No consent of the Customer to any such assignment or transfer shall have the effect of releasing TCS from any of its obligations or liabilities under this Agreement.
  This Agreement is entered into solely for the benefit of TCS and the Customer and, except as contemplated by this Section 12, shall not confer any rights upon any Person not a party to this Agreement. This Agreement shall enure to the benefit of and be binding upon the Customer and its successors and permitted assigns, provided that the terms of Section 12 have been met. This Agreement shall enure to the benefit of and be binding upon TCS and its successors and assigns.

13.0 Waiver

Failure to enforce any rights hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of those or any other rights.

14.0 Titles

Titles or captions contained in this Agreement are inserted only for convenient reference, and in no way define, limit or describe the scope or intent of this Agreement or any provisions hereof.

15.0  General

Notwithstanding anything herein, the Customer shall be entitled to assign its rights and obligations under this Agreement to a subsidiary or Affiliate of the Customer provided that such subsidiary or Affiliate shall agree in writing to be bound by the terms and conditions hereof in lieu of the Customer.

Time is of the essence of this Agreement. Any extension of time granted shall not be deemed to be a waiver of the foregoing provision. This Agreement constitutes the entire Agreement between the parties on its subject matter and supersedes all prior written or oral agreements between the parties; may not be assigned by either party without the prior written consent of the other; shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns; and shall be exclusively governed by the laws of the province of Ontario.

16.0  Governing Law

This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the laws of Ontario, Canada in force therein.

17.0  Notice

Save for routine operational matters, which do not materially affect the terms and conditions of this Agreement, all notices, documents or other communications required or permitted by the Agreement to be given to a Party (collectively the "Notice") shall be in writing and sufficiently given if delivered personally or by courier or if sent by prepaid registered or certified mail (return receipt requested) or if transmitted by facsimile which provides a receipt to such Party:

  in the case of notice to TCS:

  TCS (Canada) Limited,
  Oakville Corporate Centre,
  Suite 202,
  700 Dorval Drive,
  Oakville, Ontario,
  Canada, L6K 3V3
  Attention: President
  Facsimile: 905 849 1396

  in the case of notice to the Customer:

Attention: Joe Bowser
VENCASH CAPITAL CORP.
Bay #3 3620 29th Street, N.E.,
Calgary, Alberta,
Canada T1Y 5Z8
Facsimile: 403 735 3240

Notices delivered personally or by courier shall be deemed to have been received on the date of delivery. Notices delivered by pre-paid registered or certified mail shall be deemed to have been received on the third Business Day after mailing, Notices delivered by facsimile shall be deemed to have been received on the next Business Day after transmission.

TCS (CANADA) LIMITED VENCASH CAPITAL CORP.

Date: June 24, 1999                                           Date: June 24, 1999

Signed: ____/s/Mike Kelso__________             Signed: ____/s/Joe Bowser________

Name: ___Mike Kelso________________         Name: ______Joe Bowser_______

Title: ____Vice President______________         Title: ___________President and CEO________

Schedule "A" Approved ABMs for TCS's Network As at August 23, 1999

Asynchronous Dial connection

  Triton

Version 4 English / Canadian French Version
EPROM SD01.04B41 01/08/98
Program UA-9900.02 10/01/98
Table UT-9901.01 10/07/98

  Triton MAKO

EPROM ND01.00B41 01/29/99
Program NA-9901.02 04/05/99
Table NT-0003.01 03/03/99

  Diebold CSP 200

Version 1.10.00 Bilingual Canadian
Check sum FFCB

  Cross Mini Bank 2100/2200

Apps v02.03.0A
BIOS V02.01.00
RMS V02.00.00

  TIDEL

Version 4.71 Canada
Version 5.01 Canada

  GreenLink

T-1000 Series ATM v1.1

  Siemens Nixdorf

  Pro Compact TLink/NT v1.2 (TCS)

  NCR

MCD II dial access
Software Version MCD2006 S4I 94.02.00

Schedule "A" cont'd Approved ABMs for TCS's Network As at August 23, 1999

DataPac 3201

  Diebold

  CSP400 OS2 912- 4.70.02
  106x STP912EMG - 4.13P

  NCR

  5070 V4.02 V7.0 V8.0.8
  5085 V8.0.8
  (please note V8.0.8 is the Y2K compliant version of this software).

  Fujitsu

  Fujitsu 7000 Series ATM
  Version 3.03.01 in 912 emulation.

  Certified ABMs

  Periodically TCS will publish a revised list of Approved ABMs with their respective level of operating software. Such list will contain the combination of hardware and software which together will be deemed a Certified ABM configuration for use in TCS's network.

  Schedule "B" TCS Network Fees

  Part 1 : Customer Fees to TCS

  The Customer agrees to pay TCS a fee for every complete transaction conducted through its Eligible ABMs attached to the TCS Switch, according to the following rate structure based on transaction volumes and currency type.

  Canadian currency transactions (Bank of Montreal, Circuit)
Total number of complete Cdn transactions per month	Fee per Cdn transaction
> 0	10.0 cents Cdn

  Canadian currency transactions (Interac)
Total number of complete Cdn transactions per month	Fee per Cdn transaction
0 - 75,000	23.0 cents Cdn.
75,001 - 150,000	20.0 cents Cdn.
150,001 - 250,000	17.5 cents Cdn
> 250,000	15.0 cents Cdn

  USD currency transactions (Cirrus, AMEX , Cirrus International)
Total number of complete USD transactions per month	Fee per USD transaction
>0	10.0 cents USD

  The above transaction fees will be collected for each and every complete transaction from the Customer's Eligible ABMs at the appropriate tiered rate. The appropriate tiered rate used to calculate the fee will be based on total volume of complete transactions from Eligible ABMs in the preceding calendar month.

  The per transaction rate is inclusive of a 30-second dial charge per transaction. For each 6-second increment, over and above the 30-second elapsed time, TCS will bill the Customer an additional 1.00 cent.

  Schedule "B" TCS Network Fees (continued)

  The POSHnet transaction fee does not include a usage fee charged by Interac, which will be billed to the customer monthly based on the previous month's transaction volume.

  Part 2: TCS Transaction Payments to the Customer

  TCS will forward all transaction fees received from the various networks to the Customer, less the TCS fees described in Part 1 above. TCS agrees that it shall not change the transaction fees described below unless such change is as a result of a system wide change to the fee structure by Interac, Bank of Montreal, Circuit, Cirrus or Cirrus International. All amounts expressed in USD will be settled in Canadian dollars at an exchange rate set by the Settlement Agent.

	Interac	Bank of Montreal	Circuit	Cirrus/Amex	Cirrus Intl
Complete	75 cents Cdn	70 cents Cdn	45 cents Cdn	50 cents USD	$2.25 USD

  On each Business Day, TCS shall pay the Customer an amount equivalent to fees collected from the networks, less its fees described in Part 1 above, for each complete transaction processed by TCS's Switch on the previous Business Day.

  Schedule "C" Support Processes and Services

  Optional if the Customer selects the monitoring service

  1800 Phone support

  TCS will provide a 1 800 phone dispatch service to support the network of Eligible ABMs installed by the Customer and will act as the first line support agent for network support calls. Such 1 800 phone dispatch will be available 24 hours a day, seven days a week 365 days a year.

  TCS will receive calls from the Customer. We will act upon these calls and also act upon information discovered from TCS's network monitoring systems installed for such purpose.

  As mutually agreed to by the Parties, TCS will:

    telephone, fax or communicate via electronic mail the Customer's appointed Cash Supplier if the Eligible ABM is low on cash;
    telephone, fax or communicate via electronic mail the Customer's appointed service organization for other problems identified with the Customer's Eligible ABM.

  In the event that neither the Customer nor the Cash Supplier nor the service agent can be contacted, TCS will follow the appropriate escalation procedures, which will be defined from time to time by the Parties for this purpose.

  TCS will not be responsible for any site visits to resolve a problem call. TCS's support services are limited to problems, which can be identified and resolved by means of electronic remote management of the distributed ABM.

  Electronic Journal Retrieval

  For ABMs suitably equipped to perform this function, TCS will, on a daily basis, retrieve the electronic journal from each ABM operated on behalf of the Customer. Such electronic journal information will be:

    Made available to the Customer in electronic format
    Used as input to certain reports defined in Schedule "H"

  In the event that TCS is unable to contact an ABM to retrieve its electronic journal, TCS will notify the Customer of this issue by the next business day following the failure to retrieve the electronic journal.

  Alert retrieval

  For ABMs suitably equipped to perform this function and on a daily basis, TCS will use its best efforts to accept alerts issued by each ABM operated on behalf of the Customer.

  For alerts transmitted to TCS from an ABM operated on behalf of the Customer, TCS will, at its sole discretion:

    telephone, fax, pager or communicate via electronic mail the Customer's appointed cash replenishment agent if the Eligible ABM is low on cash;
    telephone, fax, pager or communicate via electronic mail the Customer's appointed service organization for other problems identified with the Customer's Eligible ABM.

  In the event that neither the Customer nor the Cash Supplier nor the service agent can be contacted, TCS will follow the appropriate escalation procedures, which will be defined from time to time by the Parties for this purpose.

  TCS will not be responsible for any site visits to resolve an alert. TCS's support services are limited to problems, which can be identified and resolved by means of electronic remote management of the distributed ABM.

  ABM software distribution

  From time to time, an ABM operated by TCS on behalf of the Customer may require a reload of its operating software. TCS will maintain a distribution service for operating software for ABMs certified by TCS for operation in its Switch. For ABMs capable of receiving such an electronic distribution, and at the Customer's request, TCS will transmit such operating system software as may be required to restore an Eligible ABM to its correct operating performance level.

  TCS will not be responsible for any site visits required to complete this operating software distribution.

  Schedule "D" ABM Parameters, which can be changed by means of TCS's change management processes

  Optional if the Customer selects the monthly monitoring service.

  TCS will, from time to time, provide the Customer with a schedule for certifying and distributing changes to ABMs operated by TCS on the Customer's behalf and will maintain a version of the ABM vendor's distribution software in the Switch for this purpose.

  TCS's schedule for change distribution to the Customer's ABM will permit one change per ABM per calendar month. If the Customer requires a more frequent schedule of change, TCS will undertake this at an additional fee, which will be mutually agreed to by both Parties.

  Distributing change to the Customer's ABMs is subject to the capabilities of the ABM vendor's software. Some ABMs allow a limited number of operating parameters, which can be altered via a remote distribution agent and changes will only be enabled to those parameters capable of being changed by the ABM vendor's distribution software.

  TCS will use its best efforts to maintain the distribution software at the most current release level of software made available by the ABM vendor for the purpose of distributing changes to their ABMs. This is subject to the ABM vendor's distribution software operating substantially the same on the then current Switch operating environment and on the then list of Eligible ABMs as detailed in Schedule "A" attached hereto.

  Schedule "E" Performance Levels

  TCS will maintain the network at these performance levels:

    The Switch will be available 7 days a week, 24 hours a day, 365 days of the year subject to scheduled maintenance downtime. The Switch will operate at not less than 98% availability excluding these periods of scheduled downtime.

  Schedule "F" Fee payable for each ABM installed, moved to a new location, or significantly upgraded by the Customer and attached to TCS's Switch network

  A fee of $50 is payable by the Customer for each ABM installed, moved to a new location, or significantly upgraded by the Customer.

  The Customer shall be responsible for the pre-production installation of all parameters and such additional information as is required for the ABM to operate in accordance with TCS's Switch requirements. Such requirements will, from time to time, be communicated to the Customer by TCS.

  TCS shall be responsible for ensuring that the Switch has a corresponding ABM master key loaded into the Switch such that financial transactions can be processed from the Customer's ABM.

  Schedule "G" Monthly fee per ABM on the TCS Network

  Optional if the Customer selects the monthly monitoring service.

  TCS will charge an $80 monthly fee per ABM.

  Such fee will be charged by TCS after the Customer's ABM has been installed and activated in TCS's Switch for one calendar month and shall be payable by the Customer on the first business day of each subsequent calendar month for each of the Customer's Eligible ABMs are active in the TCS Switch.

  Schedule "H" Daily Reports available to the Customer

  Report 006 - Daily Settlement Report

  Report 015 - Daily Network Settlement Report

  Report 027 - Daily Rolling Monthly ABM total reports

  Report 038 - Daily Surcharge and cash Owner Summary Report

  Schedule "I" One- Time Fee for Enrollment in TCS's switch network

  The one time fee to enroll the customer into TCS's switch network is $1,000.

  This fee is waived for the Customer.